EXHIBIT 10(c)

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, effective as of August 5, 2005, is made by and between William W. McGuire, M.D. (“Executive”) and UnitedHealth Group Incorporated (“UnitedHealth Group” or the “Company”) and amends that certain employment agreement, dated October 13, 1999, as amended on February 13, 2001 (the “Employment Agreement”), between UnitedHealth Group (formerly known as United HealthCare Corporation).

WHEREAS, the parties previously entered into the Employment Agreement to provide for Executive’s services as Chief Executive Officer of the Company;

WHEREAS, pursuant to the Company’s existing policies, Executive is eligible for retirement (“Retirement”);

WHEREAS, it is the desire of the Company and Executive to provide for Executive’s continued services as Chief Executive Officer, notwithstanding Executive’s eligibility for Retirement;

WHEREAS, Executive and the Company desire to amend Executive’s Employment Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. COMPENSATION. Sections 2 (a) and 2(b) of the Employment Agreement, are hereby amended and restated in their entirety to read as follows:

(a)	BASE SALARY. Executive shall initially be paid a minimum base annual salary in the amount of $2,200,000 payable bi-weekly. The Board of Directors (or a committee thereof) shall review Executive’s performance and shall consider increasing Executive’s compensation at least annually.

(b)	ANNUAL EQUITY GRANTS. Executive shall be eligible to receive in each calendar year during the Initial Term (as defined in Section 3(a)) and each calendar year during any extension of the Initial Term as provided for in Section 3(a) of this Agreement, equity and/or equity-based incentive compensation awards (the “Equity Grants”). The Equity Grants shall be granted in such forms, in such amounts, at such exercise prices (where relevant), on such date or dates, and subject to such terms and conditions, as the Compensation and Human Resources Committee of the Board of Directors (the “Committee”) shall determine; provided, however, that (i) in making such grants, the Committee shall consider, without limitation, the Executive’s tenure with the Company, the scope of the Executive’s responsibilities, the Executive’s leadership and performance, the Company’s growth and success, the shareholder value created during the Executive’s employment, and previous Equity Grants, including the Executive’s prior right to an annual stock option grant under Section 2(b) of the Employment Agreement, and (ii) in no event shall the aggregate amount of Equity Grants to Executive in any calendar year be in an amount less than or contain terms and conditions that are less favorable than the aggregate amount of Equity Grants granted generally to any other senior officer of UnitedHealth Group in that calendar year. Each Equity Grant shall be subject to the terms and conditions of UnitedHealth Group’s 2002 Stock Incentive Plan, or any substitute or similar successor plan (the “Stock Plan”). The form of award for each Equity Grant granted after August 5, 2005 shall include a provision that unless the Employment Agreement, as amended, provides for vesting or exercise periods that are more favorable, upon termination of employment by reason of Retirement, then (i) vesting of such Equity Grant shall continue as if such termination employment had not occurred and (ii) Executive may, at any time within a period of five years after such termination of employment by reason of Retirement or for such other longer period established at the discretion of the Committee, subject to earlier termination upon expiration of such Equity Grant in accordance with its terms and subject to forfeiture upon violation of any restrictive covenant contained in this Agreement, exercise the Equity Grant to the extent of the full number of shares which were exercisable and which Executive was entitled to purchase under the Equity Grant on the date of exercise of the Equity Grant.

2. TERM AND TERMINATION. Sections 3(a) and 3(b) of the Employment Agreement are amended and restated in their entirety to read as follows:

(a)	TERM. Subject to the provisions of Section 3(b) below, the term of this Agreement shall begin effective as of August 5, 2005 (the “Effective Date”) and shall continue in full force and effect until the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, (i) UnitedHealth Group and the Executive shall, commencing on or about the fourth anniversary of the date of this Agreement, enter into discussions and negotiate in good faith a new five-year employment agreement to replace and supersede this Agreement at the end of the Initial Term, and (ii) in the event the parties are not able to conclude a new employment agreement by the end of the Initial Term, such term shall automatically be extended for successive one-year periods unless UnitedHealth Group or Executive, at least one hundred twenty (120) days prior to the end of the Initial Term or any successive one-year period, as applicable, provides written notice to the other party of the intent not to extend the term for an additional one-year period.

(b)	TERMINATION OF AGREEMENT.

(i)	This Agreement may be terminated at any time by the mutual written agreement of the parties.

(ii)	This Agreement and Executive’s employment may be terminated by UnitedHealth Group or Executive at any time upon 30 days’ prior written notice to the other party and such termination shall be considered a termination of the Executive’s employment by reason of Retirement in good standing, unless such termination constitutes (A) a “Termination of Employment by Executive Following a Change in Control” as set forth in Section 3(e) of the Employment Agreement, (B) a termination upon death or permanent disability set forth in Section 3(b)(iii) below, or (C) a termination for Cause set forth in Section 3(b)(iv) below.

(iii)	This Agreement and Executive’s employment shall automatically terminate upon the death or Permanent Disability (as defined in Section 5(a)) of Executive.

(iv)	This Agreement and Executive’s employment may be terminated by UnitedHealth Group for Cause (as defined in Section 5(a)) immediately upon written notice to Executive.

3. OTHER TERMINATION PROVISIONS. Sections 3(d) and 3(g) of the Employment Agreement (“Termination of Employment by UnitedHealth Group without Cause or by Executive for Good Reason” and “Termination of Employment by Executive without Good Reason”) are hereby deleted in their entirety and any cross-references in the Agreement shall be updated accordingly. Section 3(f) of the Employment Agreement (“Termination of Employment by Executive Upon Retirement”) is hereby amended as follows:

(a)	The portion of Section 3(f) prior to the numbered subsections is hereby amended in its entirety to read as follows:

If Executive’s employment with UnitedHealth Group is terminated by UnitedHealth Group or Executive pursuant to Section 3(b)(ii) whether prior to or upon the end of the term of this Agreement, such termination shall be a Retirement of Executive in good standing and upon the termination of Executive’s employment:

(b)	The following new subsection (viii) is hereby added at the end of Section 3(f) immediately following Section 3(f)(vii):

(viii)	UnitedHealth Group may elect to retain Executive as a consultant for a period of up to and not more than thirty-six (36) months after the date of the termination of the Executive’s employment (the “Consulting Period”) by giving written notice of such election, including the length of the Consulting Period elected, to Executive within thirty (30) days after such termination. If UnitedHealth Group elects to retain Executive as a consultant, Executive shall be reasonably available to the Board of Directors or the Chairman or Chief Executive Officer to provide his advice and counsel on strategic matters and other matters within Executive’s experience and expertise as may be reasonably requested; provided that the requests for consulting services shall not unreasonably interfere with the personal, charitable or other business activities of Executive or interfere with Executive pursuing other full time employment. As compensation for the consulting services to be provided by Executive after his retirement if elected by UnitedHealth Group, UnitedHealth Group shall pay Executive or, in the event of his death, his designated beneficiary in bi-weekly payments equal to 1/26 of Executive’s annualized Cash Compensation during the Consulting Period. During the Consulting Period and provided that UnitedHealth Group makes the payments to be made to Executive or his designated beneficiary under this Section 3(f), Executive shall be bound by the non-solicitation and non-compete provisions contained in Sections 4(c) and 4(d) of the Employment Agreement. Notwithstanding any other provision in the Employment Agreement to the contrary, Executive shall not be bound by the non-solicitation and non-compete provisions contained in the Employment Agreement following a termination subject to the provisions of this Section 4(f) during any period that he is not receiving consulting payments.

4. TERMINATION OF EMPLOYMENT BY EXECUTIVE FOLLOWING A CHANGE IN CONTROL. Any references to termination of Executive’s employment without Cause in Section 3(e) of the Employment Agreement shall mean any termination of Executive’s employment by UnitedHealth Group for any reason other than for Cause (as set forth in Section 3(b)(v)), death or permanent disability (as set forth in Section 3(b)(iv)) and at any time upon 30 days prior written notice to Executive. Any references to termination of Executive’s employment by Executive for Good Reason in Section 3(e) of the Employment Agreement shall mean any termination of the Employment Agreement for Good Reason (as defined in Section 5(a) of the Employment Agreement) upon 30 days’ prior written notice from Executive to UnitedHealth Group, specifying such Good Reason; provided that such notice is given within 120 days after the initial occurrence of such Good Reason, and provided further that the events giving rise to Good Reason shall not have been remedied as of the date of such notice.

5. PROPERTY RIGHTS, CONFIDENTIALITY, NON-SOLICIT AND NON-COMPETE PROVISIONS. Section 4(d)(iv) of the Employment Agreement is hereby deleted in its entirety.

6. DEFINITIONS. The following definitions contained in Section 5(a) of the Employment Agreement are hereby amended as follows:

(a)	Section 5(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

(i)	“Cash Compensation” means the sum of Executive’s annual base salary together with Executive’s incentive compensation as hereinafter determined. In determining annual base salary, the greater of $2,200,000 or the Executive’s highest annualized base salary shall be used (whether or not deferred). Executive’s incentive compensation shall equal the average incentive compensation actually earned by Executive for the two years preceding the date of determination. For purposes of determining average incentive compensation for the two years preceding the date of determination, incentive compensation for such year shall include any incentive compensation relating to such fiscal year but payable after the fiscal year, including but not limited to the annual incentive bonus, any pay-outs under the long term incentive plan of the Executive Incentive Plan, annual bonus or pay-out under long term incentive plan that is deferred during such years, but not including any stock option granted prior to August 5, 2005 or any Equity Grants. Notwithstanding the foregoing, if Executive’s Cash Compensation is to be determined pursuant to Sections 3(e) or 3(f), then Executive’s incentive compensation will equal the greater of the amount determined in accordance with this paragraph or an amount Executive would have been paid at Executive’s then target level. In any event, unless otherwise excluded by this paragraph, incentive compensation shall include the cash equivalent value at the time earned of any incentive compensation earned and paid or payable in Company Common Stock or other form of consideration.

(b)	Section 5(a)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(iii)	“Change in Control” means (A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than UnitedHealth Group or any employee benefit plan of UnitedHealth Group of beneficial ownership (as defined in the Exchange Act) of 50% or more of the then outstanding shares of common stock of UnitedHealth Group (the “Outstanding Common Stock”); (B) individuals who, as of the date hereof, constitute UnitedHealth Group’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the UnitedHealth Group Board of Directors, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by UnitedHealth Group’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; (C) the completion of a reorganization, merger or consolidation, in each case, with respect to which the beneficial owners of the Outstanding Common Stock immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than two-thirds of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation; or (D) the approval by the stockholders of UnitedHealth Group of (i) a complete liquidation or dissolution of UnitedHealth Group or (ii) the sale or other disposition of all or substantially all of the assets of UnitedHealth Group.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date set forth below.

UNITEDHEALTH GROUP INCORPORATED	WILLIAM W. MCGUIRE, M.D.

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